Exhibit 10.16

NEUROBIOLOGICAL TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 14, 2004 (the “Effective Date”) by and between NEUROBIOLOGICAL TECHNOLOGIES, INC., a Delaware corporation (“NTI”) and Stephen Petti (“Petti”).

1. Positions and Duties.

1.1 Vice President of Product Development. Petti shall be employed by NTI as its Vice President of Product Development, and NTI agrees to employ and retain Petti in such capacity on the terms set forth in this Agreement. Petti shall work from NTI’s east coast offices, which NTI expects to establish in the New York City area, and shall report to NTI’s Chief Executive Officer.

1.2 Duties. Petti shall devote all of his business time, energy, and skill to the affairs of NTI; provided, however, that reasonable time for personal business, charitable or professional activities shall be permitted, so long as such activities do not materially interfere with Petti’s performance of services under this Agreement.

2. Terms of Employment.

2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean any accrued Total Cash Compensation, any benefits under any plan of NTI in which Petti is a participant to the full extent of Petti’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by Petti in connection with the performance of Petti’s duties hereunder, all to the extent unpaid on the date of termination.

(b) “Total Cash Compensation” shall mean Petti’s Base Salary (as defined in Section 3.1), plus any cash bonuses, commissions or similar payment accrued during any single calendar year.

2.2 Employee at Will. Petti is an “at will” employee of NTI, and Petti’s employment may be terminated at any time by NTI or Petti, with or without cause. Following termination of Petti’s employment for any reason, NTI shall have no obligations to Petti under this Agreement other than the payment of any Accrued Compensation.

3. Compensation and Benefits.

3.1 Base Salary. As payment for the services to be rendered by Petti as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, NTI shall pay Petti a monthly salary of $19,583.33 ($235,000 per annum) payable on NTI’s normal payroll schedule. Petti’s base salary shall be subject to annual review on the anniversary date of employment and may be increased by the Compensation Committee, in its sole discretion.

3.2 Additional Benefits.

(a) Benefit Plans. Petti shall be eligible to participate in NTI’s benefit plans as are now generally available or later made generally available to senior officers of NTI, including, without limitation, medical, dental, life, and disability insurance plans. Notwithstanding the foregoing, any participation in NTI’s stock option or other equity-based compensation plans shall be solely at the discretion of the NTI Compensation Committee or other administrator of such plan(s).

(b) Relocation Expenses. NTI agrees to reimburse Petti for reasonable relocation costs incurred in connection with his relocation to the New York City area.

(c) Expense Reimbursement. NTI agrees to reimburse Petti for all reasonable, ordinary and necessary travel and entertainment expenses incurred by Petti conjunction with his services to NTI consistent with NTI’s standard reimbursement policies. NTI shall pay travel costs incurred by Petti in conjunction with his services to NTI consistent with NTI’s standard travel policy.

(d) Vacation. Petti shall be entitled, without loss of compensation, to the amount of vacation per year generally available or later made generally available to senior officers of NTI.

3.3 Bonus. Petti shall participate in NTI’s management bonus plan, as same may be adopted and/or amended from time to time by the Compensation Committee. Petti’s participation shall be on terms comparable to senior officers of NTI.

4. Non-Competition. During the period of Petti’s employment with NTI and for a period of one year thereafter, Petti will not, directly or indirectly: (i) own, manage, operate or control, directly or indirectly, any entity that engages in developing, producing, marketing or selling products for the treatment of the same diseases or conditions as the products developed or being developed, produced, marketed or sold by NTI while Petti was employed by the Company (a “Competitive Business”), or (ii) act as a director, officer, agent, employee, consultant, partner or stockholder of a Competitive Business; provided, however, that Petti shall not be prohibited from owning shares of NTI or less than 1% of the equity securities of a publicly traded entity.

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of NTI and Petti contained in the records of NTI at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 4.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents.

5.5 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by binding arbitration by, and in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable: (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s), and (c) attorneys’ fees incurred by a party. Arbitration hearings will be held in New York, New York.

5.6 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by NTI (except to an affiliate or successor of NTI) or by Petti without the prior written consent of the other party.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

5.8 Withholding. All sums payable to Petti hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.9 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.10 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Petti from NTI. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Freiman
Paul E. Freiman
Chief Executive Officer

/s/ Stephen Petti
Stephen Petti

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